Exhibit 99.1

United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK                Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE:     12:00 PM July 29, 2010
Subject:     United Bancorp, Inc. Reports an 4.3% Increase in Earnings for the Quarter Ended June 30, 2010
MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net earnings of $701,000 for the quarter ended June 30, 2010, compared to $672,000 for the quarter ended June 30, 2009, an increase of 4.3%. On a per share basis, the Company’s diluted earnings were unchanged at $0.15 for three months ended June 30, 2010, as compared to the three months ended June 30, 2009. For the six months ended June 30, 2010 the Company reported net earnings of $1,384,000, compared to $1,473,000 for the six months ended June 30, 2009, a decrease of 6.0%. On a per share basis, the Company’s six months diluted earnings were $0.30 for 2010, as compared to $0.32 for 2009, a decrease of 6.3%.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings in the six months ended June 30, 2010 generated an annualized 0.61% return on average assets (“ROA”) and a 7.62% return on average equity (“ROE”), compared to 0.65% ROA and 8.66% ROE for the six months ended June 30, 2009. Comparing the six months ended June 30, 2010 to 2009, the Company’s net interest margin was 3.92% compared to 4.00%, a modest decrease of 8 basis points. This decrease in the margin resulted in a $149,000 decrease in net interest income for the six months ended June 30, 2010 as compared to the same period in 2009. Comparing the same periods, Customer Service Fees on deposits increased $72,000. On the expense side, total noninterest expense decreased $34,000 for the six months ended June 30, 2010 as compared to 2009. The Company’s 2010 earnings were affected by a period over period increase of $72,000 in our Provision for Loan Losses. The increase in the provision for loan losses for the six months ended June 30, 2010 was predicated primarily upon an increase in the level of charge-offs, growth in the loan portfolio and the effect of the current economic environment.”
James W. Everson, UBCP’s Chairman, President and CEO stated, “We continue to maintain our focus on managing our earnings to maintain our status of being a ‘Well Capitalized Company’ and allow for capital expenditures for future growth, while sufficiently accruing into our Loan Loss Provision as we manage our asset quality, plus cover our liberal cash dividend payment policy.” Everson concluded, “We are pleased with our earnings performance that supports these objectives. We shall be introducing our next generation core operating system in August to support our future growth and product development and we shall be opening our new banking center in Tiltonsville in the fourth quarter.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $452.9 million and total shareholder’s equity of approximately $36.3 million as of June 30, 2010. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (“UBCP”)

For the Three Months Ended June 30,	%
2010	2009	Change
Earnings
Total interest income	$5,513,309	$5,860,498	-5.92%
Total interest expense	1,714,970	2,027,504	-15.41%

Net interest income	3,798,339	3,832,994	-0.90%
Provision for loan losses	370,187	333,338	11.05%
Service charges on deposit accounts	624,749	574,123	8.82%
Net realized gains of sales on securities	—	25,469	—
Net realized gains on sale of loans	29,989	36,707	18.30%
Impairment loss on servicing asset	—	(75,721)	—
Net realized gains on sale of other real estate and repossessions	2,345	36,396	-93.56%
Other noninterest income	201,392	216,027	-6.77%
Total noninterest income	858,475	813,001	5.59%
Deposit insurance premiums	144,553	403,427	-64.17%
Other noninterest expense	3,326,538	3,163,963	5.14%
Total noninterest expense	3,471,091	3,567,390	-2.70%
Income tax expense	114,318	73,000	56.60%

Net income	$701,218	$672,267	4.31%

Per share
Earnings per common share — Basic	$0.15	$0.15	0.00%
Earnings per common share — Diluted	0.15	0.15	0.00%
Cash dividends paid	0.14	0.14	0.00%
Shares Outstanding
Average — Basic	4,677,145	4,610,248	—
Average — Diluted	4,694,992	4,610,248	—

For the Six Months Ended June 30,	%
2010	2009	Change
Earnings
Total interest income	$11,043,384	$11,773,813	-6.20%
Total interest expense	3,519,128	4,100,987	-14.19%

Net interest income	7,524,256	7,672,826	-1.94%
Provision for loan losses	730,045	657,842	10.98%
Service charges on deposit accounts	1,158,067	1,086,160	6.62%
Net realized gains of sales on securities	—	25,469	—
Net realized gains on sale of loans	43,637	49,677	-12.16%
Impairment loss on servicing asset	—	(75,721)	—
Net realized gains (losses) on sale of Other real estate and repossessions	(767)	78,896	—
Other noninterest income	434,006	437,728	-0.85%
Total noninterest income	1,634,943	1,602,209	2.04%
Deposit Insurance premiums	239,563	440,936	-45.67%
Other Noninterest expense	6,603,010	6,435,827	2.60%
Total noninterest expense	6,842,573	6,876,763	-0.50%
Income tax expense	202,819	267,500	-24.18%

Net income	$1,383,762	$1,472,930	-6.05%

Per share
Earnings per common share — Basic	$0.30	$0.32	-6.25%
Earnings per common share — Diluted	0.30	0.32	-6.25%
Cash dividends paid	0.28	0.28	0.00%
Book value (end of period)	7.74	7.27	6.46%
Shares Outstanding
Average — Basic	4,671,572	4,606,728	—
Average — Diluted	4,689,419	4,606,728	—
At quarter end
Total assets	$452,855,825	$450,839,479	0.45%
Total assets (average)	452,192,000	450,728,000	0.32%
Other real estate and repossessions (“OREO”)	1,347,696	988,550	36.33%
Gross loans	268,770,582	239,238,329	12.34%
Allowance for loan losses	2,729,377	3,291,139	-17.07%
Net loans	266,041,205	235,947,190	12.75%
Non-accrual loans	5,400,000	6,576,002	-17.88%
Net loans charged off	390,683	137,064	185.04%
Average loans	262,310,000	238,221,000	10.11%
Securities and other restricted stock	114,117,350	130,002,300	-12.22%
Total deposits	343,962,443	344,910,032	-0.27%
Shareholders’ equity	36,231,906	33,589,757	7.87%
Shareholders’ equity (average)	36,341,905	34,011,000	6.85%
Stock data
Market value — last close (end of period)	$8.42	$7.90	6.58%
Dividend payout ratio	93.33%	87.50%	5.83%
Price earnings ratio	14.03	x	12.54	x	1.41%
Key performance ratios
Return on average assets (ROA)	0.61%	0.65%	-0.04%
Return on average equity (ROE)	7.62%	8.66%	-1.05%
Net interest margin (federal tax equivalent))	3.92%	4.00%	-0.08%
Interest expense to average assets	1.56%	1.82%	-0.26%
Total allowance for loan losses to nonaccrual loans	50.54%	50.05%	0.50%
Total allowance for loan losses to total loans	1.02%	1.38%	-0.36%
Nonaccrual loans to total loans	2.01%	2.75%	-0.85%
Nonaccrual loans and OREO to total assets	1.49%	1.68%	-0.19%
Net charge-offs to average loans	0.30%	0.12%	0.18%
Equity to assets at period end	8.00%	7.45%	0.55%